Exhibit 10.1

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of February 18, 2022 by and between (1) MCA Naples, LLC, a Tennessee limited liability company (“Seller”), and (2) Richard Morris and Arlene Berliner, JTWROS (the “Purchaser”).

RECITALS

WHEREAS, Seller is the owner and holder of the title to the property set forth on Exhibit A attached hereto (the “Property”) and desires to sell to the Purchaser an undivided interest in the Property;

WHEREAS, the Purchaser desires to hold an undivided interest in the Property as Tenants in Common under the terms and provisions of that certain Tenants in Common Agreement (the “TIC Agreement”) that provides that the Purchaser and the other holders of such interests in the Property are held under the TIC Agreement (the “TIC Interest”) as provided therein;

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and other terms contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE 1.

CONVEYANCE AND PURCHASE PRICE

1.1.	Subject of Conveyance. Seller irrevocably agrees to sell, transfer and assign to the Purchaser at the Closing (as defined in Section 6.1 hereof) the undivided interest in the Property described in Schedule I, attached hereto (a “Property Interest”), and the Purchaser agrees to purchase and accept such Property Interest to be purchased by the Purchaser pursuant to the terms and subject to the conditions set forth in this Agreement. The Property Interest shall be conveyed to the Purchaser free and clear of all Liens (as defined in Section 1.4 hereof) other than Permitted Liens (as defined in Section 1.4 hereof).

1.2.	Purchase Price. The purchase price to be paid by the Purchaser to Seller for the Property Interest is as provided in Schedule I, attached hereto (the “Purchase Price”) on the Closing Date. The Purchase Price shall be payable in advance of the Closing as determined by the Seller and the Purchaser.

1.3.	No Further Interest. Seller acknowledges and agrees that effective upon Closing, the Property Interests shall be transferred, assigned and conveyed to the Purchaser, and Seller shall have no further right, title or interest in the Property other than holding a Property Interest that will be subject to the terms and provisions of the TIC Agreement.

1.4.	Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(b) “Knowledge” means, with respect to Seller, the actual knowledge of the executive officers of Seller, or any of them, without inquiry.

(c) “Leases” means the leases and occupancy agreements with respect to the Property in existence on the date of this Agreement.

(d) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(e) “Material Adverse Effect” means any material adverse change in any of the condition of the Property including the or any improvements thereon.

(f) “Permitted Liens” means any (i) Liens recorded as an encumbrance on the title to the Property as of the date of this Agreement, including without limitation, the existing first or senior mortgage loan in favor of the lender of such loan; (ii) Liens for non-delinquent taxes; (iii) zoning and other law generally applicable to the districts in which the Property is located; (iv) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Property; (v) Liens arising in the ordinary course of business; (vi) rights of tenants under leases and those claiming by, through or under such tenants, (vii) rights of lessors underground and other leases of portions of the Property; and (viii)any exceptions contained in the title policies relating to the Property as of the Closing Date.

(g) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(h) “Tax” or “Taxes” means any and all taxes, duties, assessments or governmental charges, imposts, levies or other assessments, fees or other charges imposed by any Governmental Authority, including federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

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ARTICLE 2.

REPRESENTATIONS AND WARRANTIES

2.1.	Representations and Warranties by the Purchaser. The Purchaser hereby represents and warrants to Seller that, the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

(a) Organization and Power; Due Authorization; Enforceability. The Purchaser, if not an individual, is duly organized, validly existing and in good standing under the laws of the State of its organization, and has full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. If the Purchaser is not an individual, the execution and delivery by the Purchaser of this Agreement and the performance by the Purchaser of its obligations hereunder have been duly authorized by all requisite action of the Purchaser and require no further action or approval of the Purchaser’s members, partners, stockholders, managers, board of directors, trustees or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Purchaser. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b) Compliance With Laws and Policies. The execution and delivery of this Agreement and the consummation of this transaction will not result in any violation of, or default under, or result in the acceleration of (1) any obligation under the charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust or other organizational documents of the Purchaser, or any mortgage, indenture, Lien, agreement, note, contract, or instrument to which the Purchaser is a party or by which the Purchaser is bound, or (2) permit, judgment, decree, order, restrictive covenant, statute, law, ruling, ordinance, rule or regulation applicable to the Purchaser.

(c) Litigation. There is no action, suit or proceeding pending against or affecting the Purchaser in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which could reasonably be expected to (1) in any manner raise any question affecting the validity or enforceability of this Agreement, (2) materially and adversely affect the business, financial position, or results of operations of the Purchaser or (3) materially and adversely affect the ability of the Purchaser to perform its obligations hereunder.

(d) No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder has been obtained or will be obtained on or before the Closing Date.

(e) OFAC. The Purchaser is not a person or entity with whom Seller is restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such person or entities. The Purchaser is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by OFAC, and is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transactions, directly or indirectly, on behalf of, any such person, group, entity or nation.

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(f) Tax Treatment. The Purchaser represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of the acquisition of the Property Interests by the Purchaser pursuant to the terms of this Agreement and that Seller has not made any representation to the Purchaser regarding the tax treatment of the transactions contemplated by this Agreement, and further represents and warrants that it has not relied on Seller or any representatives or counsel of Seller for any tax advice.

2.2.	Representations by Seller. Seller hereby represents and warrants to the Purchaser that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a) Organization and Power; Due Authorization. Seller is duly organized, validly existing and in good standing under the laws of its state of its organization. Seller has full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement; and the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action of Seller and require no further action or approval of Seller’s members, or of any other individuals or entities, as applicable, in order to constitute this Agreement as a binding and enforceable obligation of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b) Compliance With Laws and Policies. The execution and delivery of this Agreement and the consummation of this transaction will not result in any violation of, or default under, or result in the acceleration of (1) any obligation under the charter, limited liability company agreement, or other organizational documents of Seller, or any mortgage, indenture, Lien, agreement, note, contract, or instrument to which Seller is a party or by which Seller or, to the Knowledge of Seller, the Property, is bound or (2) permit, judgment, decree, order, restrictive covenant, statute, law, ruling, ordinance, rule or regulation applicable to Seller or, to the Knowledge of Seller, the Property or the use or construction thereof.

(c) Litigation. There is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened, against or affecting Seller’s right to enter into this Agreement and perform its obligations hereunder in any court or before any arbitrator or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

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(d) Good Title. Seller is the sole record and beneficial owner of the Property. Seller has good and valid title to the Property. Except for Permitted Liens, the Property Interest sold hereby is free and clear of all Liens and at the Closing will be sold to the Purchaser free and clear of all Liens. No other Person or entity has an option to purchase or a right of first refusal to purchase such Property Interest nor are there any agreements or understandings with respect to the ownership or disposition of such Property Interest that would adversely affect Seller’s ability to perform its obligations hereunder or the Purchaser’s rights to its Property Interest following the Closing.

(e) No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder has been obtained or will be obtained on or before the Closing Date. Each consent or approval required under any charter, limited liability company agreement or other organizational documents, or any contract or agreement of Seller, or among the members of Seller, relating to indebtedness or otherwise, necessary for the execution and delivery by Seller of this Agreement and performance by Seller of its obligations hereunder has been obtained or will be obtained on or before the Closing Date.

(f) Actions Prior to Closing. From the date hereof until the Closing Date, Seller shall not take any action or fail to take any action the result of which would reasonably be expected to (1) have a Material Adverse Effect on the Property, or the Purchaser’s ownership purchased hereunder thereof, or (2) cause any of the representations and warranties contained in this Section 2.2 to be untrue as of the Closing Date.

(g) Bankruptcy with respect to Seller. No Act of Bankruptcy has occurred with respect to Seller. As used herein, “Act of Bankruptcy” means if Seller or any equity holder, partner, manager or director thereof shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (E) be adjudicated bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or (H) take any entity action for the purpose of effecting any of the foregoing.

(h) Brokerage Commission. Seller has not engaged the services of any real estate agent, broker, finder or any other Person for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein, except as otherwise disclosed to the Purchaser.

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(i) No Other Interests. Seller does not own any interest in the Property other than its ownership of the deed to the Property which will be subject to the TIC Agreement at the Closing.

(j) Real Property.

(i) To the Knowledge of Seller, Seller has not received from any Governmental Authority written notice of any material violation of any laws applicable (or alleged to be applicable), to the extent compliance is not the responsibility of the tenants under the Leases, to the Property, or any part thereof, that has not been corrected.

(ii) There are no Liens as a result of any delinquent taxes on the Property.

(k) Prior to the Closing Date, Seller shall not take or omit to take any action to cause any Lien to attach to the Property, except for Permitted Liens.

(l) (A) To the Knowledge of Seller, (B) to the extent compliance is not the responsibility of the tenants under the Leases, and (C) except for matters not reasonably likely to cause a Material Adverse Effect to Seller, the Property, the Property is in compliance with all applicable present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, relating to the protection of human health or the environment, Hazardous Materials (as hereinafter defined), liability for, or costs of, other actual or threatened danger to human health or the environment (collectively, the “Environmental Laws”). As used herein, “Hazardous Materials” shall mean “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.), as amended, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials Environmental Laws.

(m) To the Knowledge of Seller, no condemnation or eminent domain proceedings are pending or have been threatened in writing against the Property.

(n) OFAC. Seller is not a person or entity with whom the Purchaser is restricted from doing business under regulations of OFAC (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such person or entities. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by OFAC, and is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transactions, directly or indirectly, on behalf of, any such person, group, entity or nation.

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(o) Foreign Persons. Seller is not a “foreign person” within the meaning of Section 1445(f) or Section 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE 3.

INDEMNIFICATION

3.1.	Survival of Representations and Warranties; Remedy for Breach.

(a) Subject to Section 3.5 hereof, all representations and warranties of Seller contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to this Agreement shall survive the Closing for a period of six (6) months.

(b) Subject to the limitations set forth in Section 3.4 hereof, following the Closing, Seller shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by Seller pursuant thereto.

3.2.	General Indemnification.

(a) From and after the Closing Date, Seller shall indemnify, hold harmless and defend the Purchaser and their respective officers, directors, employees, stockholders, partners, agents and affiliates (each of which is an “Indemnified Party” and collectively the “Indemnified Parties”), from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of Seller contained in this Agreement, or in any Schedule, Exhibit, certificate or affidavit delivered by Seller pursuant thereto. In each case, Seller shall only bear the fees, costs or expenses in connection with the employment of one counsel and any necessary local counsel (regardless of the number of Indemnified Parties).

(b) Seller shall also indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties to the extent resulting from a third-party claim against Seller and relating to the Property Interest purchased by the Purchaser hereunder to the extent such claim is to matters that occurred prior to the Closing and the action of the Seller.

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(c) With respect to any indemnification claim by an Indemnified Party pursuant to this Section 3.2, to the extent available, the Purchaser agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from Seller until all proceeds and benefits, if any, to which the Purchaser or any other Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that the Purchaser and any other Indemnified Party may make a claim under this Section 3.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by Seller for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse Seller in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 3.2(a) hereof up to the amount actually paid (or deemed paid) by Seller to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by Seller with respect to insurance coverage disputes shall constitute Losses paid by Seller for purposes of Section 3.2(a) hereof).

(d) Any Losses that are payable to the Purchaser under the provisions of this Section 3.2, shall be payable only by assignment of payments to Seller as a holder of a TIC Interest under the TIC Agreement.

3.3.	Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article III, the Indemnified Party shall give notice thereof to Seller, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 3.4 hereof; provided that failure to give notice to Seller will not relieve Seller from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of Seller by reason of the inability or failure of Seller (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to Seller, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit Seller, at Seller’s option and expense, to assume the defense of any such claim by counsel selected by Seller and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that Seller shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a full and complete release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by Seller. If Seller shall not have undertaken such defense within twenty (20) days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of Seller and at Seller’s sole cost and expense (subject to the limitations in Section 3.4 hereof).

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3.4.	Limitations on Indemnification under Section 3.2(a).

(a) Seller shall not be liable under Section 3.2(a) hereof unless and until the total amount recoverable by the Indemnified Parties under Section 3.2(a) exceeds one percent (1%) of the Purchase Price payable by the Purchaser and then only to the extent of such excess. Seller’s total liability for indemnification shall not exceed five percent (5%) of the Purchase Price payable by the Purchaser.

(b) Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of Seller and subject to the limitations set forth in the following sentence, the Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) in accordance with Section 3.2(c) hereof, and then to indemnification under this Article III. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or in the event of Losses relating to a third-party claim, Seller shall not be liable to the Indemnified Parties for any indirect, special or consequential damages, loss of profits, Taxes relating to tax years beginning on or after the Closing, loss of value or other similar speculative damages asserted or claimed by the Indemnified Parties.

3.5.	Limitation Period.

(a) Any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the first (1st) anniversary of the Closing.

(b) If asserted in writing on or prior to the date specified in Section 3.5(a) hereof for the applicable claim, any claims for indemnification pursuant to Section 3.2 hereof shall survive until resolved by mutual agreement between Seller and the Indemnified Party or by arbitration or court proceeding.

3.6.	Sole and Exclusive Remedy. From and after the Closing, except in the case of fraud, the indemnification under this Article III shall be the sole and exclusive (A) remedy of the Indemnified Parties against Seller for any inaccuracy in or breach of any representation or warranty contained in this Agreement and (B) monetary remedy of the Indemnified Parties against Seller for any failure to perform or comply with any covenant or obligation in this Agreement.

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ARTICLE 4.

COVENANTS

4.1.	Covenants.

(a) Satisfaction of Conditions. Seller hereby covenants that Seller shall (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions to the Closing set forth herein and (B) cooperate and assist in the Purchaser’s efforts to satisfy all of the conditions to the Closing set forth herein, and agrees that the Purchaser shall not have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by the Purchaser in writing. Seller shall, prior to the Closing, and in any event prior to March 30, 2022, obtain the consent of the current mortgage lender or refinance the Property to the sale of the Property Interests under this Agreement and for the Purchaser and Seller to hold their Property Interests under the TIC Agreement.

(b) No Disposition or Encumbrance of Property. From the date hereof through the Closing, except as specifically contemplated by this Agreement, Seller shall not, without the prior written consent of the Purchaser, (i) sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the Property or (ii) mortgage, assign, pledge or otherwise encumber in any manner the Property other than to refinance any existing indebtedness and except as otherwise agreed by the Purchaser or which refinancing reduces the financing costs of the Property.

(c) Ordinary Course of Business. From the date hereof through the Closing, and except as specifically contemplated by this Agreement or as otherwise agreed by the Purchaser, Seller shall conduct its business in the ordinary course of business consistent with past practice and, to the extent within its control, cause the Property to be operated in the ordinary course of business consistent with past practice.

ARTICLE 5.

CONDITIONS PRECEDENT TO THE CLOSING

5.1.	Conditions to the Purchaser’s Obligation. In addition to any other conditions set forth in this Agreement, the Purchaser’s obligation to consummate the Closing is subject to the timely satisfaction of each of the conditions and requirements set forth in this Section 5.1, all of which shall be conditions precedent to the Purchaser’s obligations under this Agreement.

(a) Representations and Warranties. The representations and warranties made by Seller pursuant to this Agreement shall be true and correct as of the Closing as though such representations and warranties were made at the Closing.

(b) Performance. Seller shall have performed and complied with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing, including having delivered each of the items set forth in Section 6.2 hereof.

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(c) Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that restrains, prohibits or otherwise invalidates the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d) Consents and Approvals. All necessary approvals and consents of governmental and private parties, including, without limitation, all ground lessors, tenants, other parties to service contracts, lenders and ratings agencies, partners, members or stockholders of Seller, to effect the transactions contemplated by this Agreement, shall have been obtained.

5.2.	Conditions to Seller’s Obligation. In addition to any other conditions set forth in this Agreement, Seller’s obligation to consummate the Closing is subject to the timely satisfaction of each of the conditions and requirements set forth in this Section 5.2, all of which shall be conditions precedent to Seller’s obligations under this Agreement.

(a) Representations and Warranties. The representations and warranties made by the Purchaser pursuant to this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made at the Closing.

(b) Performance. The Purchaser shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(c) Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

ARTICLE 6.

CLOSING AND CLOSING DOCUMENTS

6.1.	Closing. The consummation and closing of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by electronic transmission of closing documents to the extent possible, promptly following satisfaction of the conditions to the Closing set forth herein (the “Closing Date”), or as otherwise set by agreement of the parties.

6.2.	Seller’s Deliveries. At the Closing, Seller shall deliver the following to the Purchaser in addition to all other items required to be delivered to the Purchaser by Seller:

(a) A duly executed counterpart of the Tenant in Common Agreement in the form that has been accepted by the Purchaser.

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(b) FIRPTA Certificate. An affidavit from Seller certifying pursuant to Section 1445 and Section 1446(f) of the Code that Seller, or if Seller is an entity disregarded from its owner, Seller’s regarded owner, is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

(c) Other Documents. Any other document or instrument reasonably requested by the Purchaser or required hereby.

6.3.	The Purchaser’s Deliveries. At the Closing, the Purchaser shall deliver the Purchase Price payable by the Purchaser that has not been paid by the deposit paid by the Purchaser in the amount that has been agreed by the Purchaser and Seller, as conclusively evidenced by a receipt for such deposit, by one or more wire transfers of immediately available federal funds to an account, or accounts, designated in writing by Seller, and shall deliver a duly executed counterpart of the Tenant in Common Agreement in the form that has been accepted by Seller.

6.4.	Default Remedies. If any party defaults in performing any of such party’s obligations under this Agreement, the other party shall have all rights and remedies available to it at law or in equity resulting from Seller’s default, including without limitation, the right to seek specific performance of this Agreement, including, for the avoidance of doubt, Seller’s obligation to convey the Property Interest to the Purchaser. The parties acknowledge and agree that the failure of a condition precedent to occur, notwithstanding the good faith and commercially reasonable efforts of the applicable party, shall not be a default hereunder.

ARTICLE 7.

MISCELLANEOUS

7.1.	Notices. Any notice to be given or other document or payment to be delivered by any party to any other party hereunder may be delivered in person, or may be deposited in the United States mail, duly certified or registered, return receipt requested, with postage prepaid, or by Federal Express or other similar overnight delivery service, and addressed to the party at the addresses provided by such party. Any party hereto from time to time, by written notice to the others, may designate a different address that shall be substituted for the one above specified. Unless otherwise specifically provided for herein, all notices, payments, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given and received (i) upon personal delivery, or (ii) as of the fifth business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as set forth above, or (iii) the immediately succeeding business day after deposit with Federal Express or other similar overnight delivery system. In addition to the foregoing, if a party has authorized the delivery of a notice by electronic mail, then a notice may be delivered to such party as so authorized.

7.2.	Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits attached hereto, constitutes the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

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7.3.	Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4.	Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, exclusive of conflict or choice of law rules. Each party hereto agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in Bexar County, Texas. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in such county for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

(b) Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

7.5.	Attorney Fees. Subject to any Award in arbitration as provided in this Agreement, if any action or proceeding is instituted between all or any of the parties arising from or related to or with this Agreement, the party prevailing in such action or arbitration shall be entitled to recover from the other parties to such action all of its or their costs of action or arbitration, including, without limitation, reasonable attorneys’ fees and costs as fixed by the court or arbitrator therein.

7.6.	Binding Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this contract, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS Arbitration Rules. The tribunal will consist of one arbitrator. The place of arbitration will be San Antonio, Texas or the closest location to such city that JAMS has a location for arbitration. Judgment upon the award (the “Award”) rendered by the arbitrator may be entered in any court having jurisdiction thereof.

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(b) The parties shall maintain the confidential nature of the arbitration proceeding and the Award, including the arbitration proceeding (the “Hearing”), except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

(c) In any arbitration arising out of or related to this Agreement, the arbitrator is not empowered to award punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages.

(d) In any arbitration arising out of or related to this Agreement, the arbitrator may not award any incidental, indirect or consequential damages, including damages for lost profits.

(e) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of conflict or choice of law rules.

(f) The parties acknowledge that this Agreement evidences a transaction involving interstate commerce.

(g) Notwithstanding the provision in the preceding paragraph with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16).

(h) In any arbitration arising out of or related to this Agreement, the arbitrator shall award to the prevailing party, if any, the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

(i) If the arbitrator determines a party to be the prevailing party under circumstances where the prevailing party won on some but not all of the claims and counterclaims, the arbitrator may award the prevailing party an appropriate percentage of the costs and attorneys’ fees reasonably incurred by the prevailing party in connection with the arbitration.

7.7.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Each party hereto may rely upon the facsimile or electronic pdf email signature of any other party as if such signature were an original signature.

7.8.	Headings. Headings of the Articles and Sections of this Agreement are for convenience only and shall be given no substantive or interpretive effect whatsoever.

7.9.	Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

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7.10.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.11.	Waiver of Conditions. The conditions to the obligations hereunder of each party hereto are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

7.12.	1031 Exchange. The Purchaser (herein, the “Exchanging Party”) may consummate the sale or purchase, as the case may be, of the Property Interest as part of a so-called like-kind exchange (the “Exchange”) pursuant to Section 1031 of the Code and the parties hereby agree to reasonably cooperate with each other with respect to an Exchange, provided that: (i) the Exchanging Party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (as that term is defined in the Treasury Regulation Section 1.1031(k) – 1(g)(4) (iii)) and the other party to this Agreement shall not be required to acquire or hold title to any real property or sell the Property Interest to any other third party, as the case may be, for purposes of consummating the Exchange, (ii) the Exchanging Party shall pay any additional costs that would not otherwise have been incurred by either party had the Exchanging Party not consummated the sale or purchase, as the case may be, through the Exchange and (iii) the Exchanging Party shall, and hereby does, indemnify, and hold the other party harmless from any loss, cost, damages, liability or expense which may arise or which the other party may suffer in connection with, an Exchange. The other party shall not by this Agreement or acquiescence to the Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the Exchanging Party that the Exchange in fact complies with Section 1031 of the Code; nor shall the terms or provisions of this Agreement be modified, amended or extended thereby.

7.13.	Securities Law Compliance. The Purchaser specifically acknowledges that the common stock of Clearday, Inc., an affiliate of Seller is traded publicly under the trading symbol “CLRD.” The Purchaser further expressly acknowledges that it is aware that the securities laws of the United States prohibit any person who has received from an issuer material, non-public information, including information concerning the matters that are the subject of this agreement, from purchasing or selling securities of such issuer or from communicating such information to any other person.

[Signature Page Follows.]

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IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first written above.

SELLER:

MCA Naples, LLC
A Tennessee Limited Liability Company

By:
Name:	James T. Walesa
Title:	CEO

[Signature page to the Purchase Agreement]

PURCHASER

Richard Morris and Arlene Berliner, JTWROS

Richard Morris

Arlene Berliner

[Signature page to the Purchase Agreement]

Exhibit A

Legal Description of Property

PARCEL 1:

A FEE INTEREST IN A PORTION OF LOTS 13, 14, AND 15, NAPLES IMPROVEMENT CO’S LITTLE FARMS, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

FROM THE SOUTHWEST CORNER OF LOT 12, NAPLES IMPROVEMENT CO’S LITTLE FARMS, AS RECORDED IN PLAT BOOK 2, PAGE 2, PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA, RUN N. 89 DEGREES 26’ 51” E., ALONG THE SOUTH LINE OF SAID LOT 12, FOR 20.00 FEET TO A POINT ON THE EAST RIGHT OF WAY LINE OF GOODLETTE-FRANK ROAD; THENCE RUN N. 00 DEGREES 39’ 49” W., PARALLEL WITH THE WEST LINE OF SAID LOT 12 FOR 10,00 FEET ALONG SAID EAST LINE OF GOODLETTE-FRANK ROAD; THENCE RUN N. 00 DEGREES 39’ 49” W., FOR 580.00 FEET ALONG SAID EAST LINE OF GOODLETTE-FRANK ROAD TO THE POINT OF BEGINNING OF THE TRACT HEREIN DESCRIBED; THENCE CONTINUE N. 00 DEGREES 39’ 49” W., FOR 420.00 FEET ALONG SAID EAST LINE OF GOODLETTE-FRANK ROAD; THENCE RUN N. 89 DEGREES 20’ 11” E., FOR 196.54 FEET; THENCE RUN S. 30 DEGREES 28’ 42” E., FOR 396.02 FEET; THENCE RUN S. 59 DEGREES 31’ 18” W., FOR 153.66 FEET; THENCE RUN S. 89 DEGREES 20’ 11” W. FOR 260.12 FEET TO THE POINT OF BEGINNING.

PARCEL 2:

AN EASEMENT INTEREST IN A PARCEL OF LAND LYING IN AND BEING PARTS OF LOTS 12 AND 13, NAPLES IMPROVEMENT CO’S LITTLE FARMS, AS RECORDED IN PLAT BOOK 2, PAGE 2, OF THE PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF LOT 12, NAPLES IMPROVEMENT CO’S LITTLE FARMS, AS RECORDED IN PLAT BOOK 2, PAGE 2, OF THE PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA; THENCE RUN ALONG THE SOUTH LINE OF SAID LOT 12, NORTH 89 DEGREES 26’ 51” EAST, 20.00 FEET; THENCE ALONG A LINE LYING 20.00 FEET EAST OF AND PARALLEL WITH THE WEST LINE OF LOTS 12 AND 13 OF SAID NAPLES IMPROVEMENTS CO’S LITTLE FARMS, NORTH 00 DEGREES 39’ 49” WEST, 10.00 FEET TO THE POINT OF BEGINNING OF THE HEREIN DESCRIBED PARCEL OF LAND; THENCE CONTINUE NORTH 00 DEGREES 39’ 49” WEST, 580.00 FEET;

THENCE NORTH 89 DEGREES 20’ 11” EAST, 55.00 FEET; THENCE SOUTH 00 DEGREES 39’

49” EAST 580.00 FEET; THENCE SOUTH 89 DEGREES 20’ 11” WEST FOR 55.00 FEET TO THE POINT OF BEGINNING.

(BEARINGS ARE BASED ON THE WEST LINE OF LOT 12, NAPLES IMPROVEMENT CO’S LITTLE FARMS AS BEING NORTH 00 DEGREES 39’ 49” WEST.)

PARCEL 3:

TOGETHER WITH EASEMENT AS SET FORTH IN DRAINAGE EASEMENT RECORDED IN OFFICIAL RECORDS BOOK 2213, PAGE 1291, OF THE PUBLIC RECORDS OF COLLIER COUNTY, FLORIDA.

Parcel Identification Number: 61941600100